EXHIBIT 10.11

February 21, 2020

Urban-gro, Inc.

1751 Panorama Point, Unit G,

Lafayette, CO 80026

Attention: Brad Nattrass

Dear Mr. Nattrass,

Re: Credit facility in favour of Urban-gro, Inc. (the “Borrower”) granted by Bridging Finance Inc. as agent (the “Agent”) for various lenders which may include itself (such lenders from time to time the “Lenders”).

The Agent is pleased to offer the credit facility described in this letter agreement (this “Agreement”) subject to the terms and conditions set forth herein including, without limitation, the satisfactory completion of the due diligence items described in the “Conditions Precedent” Section of this Agreement. Unless otherwise indicated, all amounts are expressed in Canadian currency. All capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed thereto in Schedule “A”.

Borrower:	The Borrower (as defined above)

Guarantors:	URBAN-GRO CANADA TECHNOLOGIES INC. (“Urban-Gro Canada”) and Impact Engineering, Inc. (“Impact” and together with Urban-Gro Canada, the “Guarantors”, with the Borrower and the Guarantors collectively referred to as the “Obligors” and each individually as an “Obligor”).

Brad Nattrass is also providing a pledge of shares he owns in the capital stock of the Borrower and a limited recourse personal guarantee, with recourse limited the cost of enforcement plus the greater of $2,700,000 and the value of such pledged shares (the “Limited Guarantee and Pledge”). In such capacity Brad Nattrass is referred to as the “Personal Guarantor”.

Facilities:	Demand revolving loan of up to $5,400,000 (the “Maximum Revolver Amount”), based on the lending formula described below (the “Revolving Facility”) and a term loan in the amount of $2,700,000 (the “Term Loan” with the Revolving Facility and the Term Loan collectively referred to as the “Facilities”). For greater certainty, despite the descriptor “Term Loan” the Term Loan shall be due on the Maturity Date (as defined below), that is the earlier of demand and the date that is twelve (12) months from the Closing Date.

Lending Formula for Revolving Facility:	The Revolving Facility shall be made available to the Borrower in an amount not to exceed the result of the following formula: (the “Loan Availability”):

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The lending formula will be the aggregate of:

a)	90% of Insured Accounts Receivable;
b)	85% of Investment Grade Receivables;
c)	75% of Eligible Accounts Receivable that are not included in (a) and (b) above;
d)	Plus 50% of the cost of Eligible Inventory;
e)	Plus the lesser of $4,050,000; and

(i)	75% of the uncollected amounts on Eligible Signed Equipment Order Forms (“EOF”) for equipment systems contracts; plus

(ii)	Plus 85% of uncollected amounts on Eligible Signed Professional Services Order Forms (“PSOF”) for design contracts;
And provided, for greater certainty, that no advances will be made on either EOF’s or PSOF’s if they are also included in the calculation of “a)” through “c)” above or in respect of Eligible Inventory that forms part of an EOF if included in part “d)” above.

LESS

typical availability reserves in respect of amounts that may have priority over the Liens or Security of the Lender or Agent, determined from time to time by the Agent in its sole discretion.

On a Business Day in each week as determined by the Agent (the “Report Day”), prior to 1:00 p.m. ET, the Borrower will provide a report (a “Weekly Borrowing Base Report”) to the Agent (in form and substance satisfactory to the Agent) as well as any other information that may be reasonably required by the Agent in order to determine the Loan Availability. The Agent shall, upon receipt of such report, calculate the then existing Loan Availability.

If at any time, including without limitation, any Report Day, the amount of the Revolving Facility outstanding shall exceed the Loan Availability, the Borrower shall immediately repay the Revolving Facility in the amount of such excess.

Procedure for Borrowing:	Term Loan: Subject to satisfaction of the Conditions Precedent set out in this Agreement, the Term Loan shall be advanced by the Agent and the Lenders to the Borrowers in a single advance, anticipated to occur upon satisfaction of all “Conditions Precedent” set out below.

Revolving Facility: The Borrower may, on a Report Day, make a written request to the Agent for an Advance in an amount of no less than $100,000, and the Agent may after receipt of such request make an Advance to the Borrower in an amount up to the amount of such requested amount (i) subject to Loan Availability (ii) net of costs, fees, reimbursements and other amounts due and unpaid to the Agent at such time pursuant to the section of this Agreement titled “Interest Rate and Fees”, and (iii) subject to the conditions set out in this Agreement. Any approved request will be funded within two (2) Business Days of such approval if such request is approved before 11 a.m. on any Business Day.

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Term:	The earlier of: (i) demand, and (ii) the Stated Maturity (the “Term”, with the earlier to occur of such dated referred to as the “Maturity Date”). The “Stated Maturity” means the date that is twelve (12) months after the Closing Date (the “Initial Stated Maturity”), provided that subject to the Borrower’s request (to be made no less than sixty (60) days prior to the Initial Stated Maturity) and the Agent’s written agreement (which agreement shall be at the sole and absolute discretion of the Agent) the Stated Maturity may be extended to the date that is twenty four (24) months after the Closing Date.

Purpose:	The Facilities may be used (i) to pay down on the date of the first Advance, in their entirety the following loans in respect of which the Borrower is the borrower thereunder (A) the loan in the principal amount of USD$2,700,000 from Hydrofarm Holdings Group, Inc. plus any other fees, expenses or amounts owed to Hydrofarm Holdings Group, Inc. up to USD$200,000, (B) the loan in the principal amount of USD$80,000 from Chris Parks; (C) the loan in the principal amount of USD$100,000 from David Parks, and (D) the loan in the principal amount of up to USD$668,250 from GCF Resources, LLC; and (ii) for general working capital purposes.

Interest Rate and Fees:	Interest: Annual rate of Prime Rate plus 11% per annum calculated on the principal amount of the Facilities outstanding, accruing daily and compounded monthly, not in advance. Accrued interest on the outstanding principal amount of the Facilities shall be due and payable monthly in arrears, on the last Business Day of each month, and on the Maturity Date.

For the purpose of this Agreement, whenever interest or a fee to be paid hereunder is to be calculated on the basis of a year of 365 or 366 days, the yearly rate of interest or the yearly fee to which the rate or fee determined pursuant to such calculation is equivalent is the rate or fee so determined multiplied by the actual number of days in the calendar year of 365 or 366 days in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be.

Administration Fee: If any Obligor fails to pay any amounts on the day such amounts are due, or if any Obligor fails to deliver the reports required to be delivered pursuant to Covenant (xx) of this Agreement, such Obligor shall pay to the Agent a late administration fee of $100 per day until such date that such payment has been made or such Obligor has delivered such report, as the case may be.

Commitment Fee. On the date of the first advance under either the Term Loan or the Revolving Facility, a commitment fee in the amount of $162,000 (the “Commitment Fee”) shall be fully earned by the Agent and the Lenders, non-refundable, and payable by the Borrower to Agent in consideration for structuring the Facilities. The Borrower hereby irrevocably directs the Agent to use part of the proceeds of the first advance of the Facilities to pay such Commitment Fee.

Administration and Monitoring Fee. Borrower shall pay to the Agent a fully earned and non-refundable annual administration and monitoring fee in the amount of $32,400, plus applicable taxes. Such fee shall be payable in monthly installments of $2,700 (plus applicable taxes) in advance on the date of this Agreement and on the first day of each month thereafter for as long as any Obligations remain outstanding.

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Expenses: The Borrower shall pay all reasonable fees and expenses (including, but not limited to, all reasonable due diligence, consultant, field examination and appraisal costs, all reasonable fees and expenses for outside legal counsel and other outside professional advisors) incurred by the Agent in connection with the preparation, registration and ongoing administration of this Agreement and the Security and with the enforcement of the Agent’s rights and remedies under this Agreement or the Security, whether or not any amounts are advanced under this Agreement. If the Agent has paid any expense for which the Agent is entitled to reimbursement from each Obligor and such expense has not been deducted from an advance of the Facilities, such expense shall be payable by each Obligor promptly upon demand for payment and in the event that each Obligor does not pay such amounts within (5) business days of demand, interest shall accrue on such expense at the highest rate payable by each Obligor under this Agreement. All such fees and expenses and interest thereon shall be secured by the Security whether or not any funds under the Facilities are advanced.

Payments:	Without limiting the right of the Agent to at any time demand repayment and subject to and in addition to the requirement for repayment of all Obligations in full pursuant to this Agreement, interest only at the aforesaid rate per annum, calculated daily and compounded and payable monthly, not in advance, shall be due and payable in arrears by 3:00pm on the first Business Day of each and every month during the Term. Without limiting the other payment obligations in this Agreement, all then outstanding principal and other Obligations shall be due and payable on the Maturity Date.

Prepayment:	The Term Loan may be prepaid in full or partially at any time without any fee, premium or penalty after the six month anniversary of the first Advance under the Term Loan provided that the Borrower shall deliver an irrevocable prepayment notice to the Agent (the “Prepayment Notice”) sixty (60) days prior to the proposed prepayment date (the “Prepayment Date”) setting forth the amount being prepaid (the “Prepayment Amount”) and provided that the Borrower pays the full Prepayment Amount on the Prepayment Date.

Should the Borrower wish to prepay the Term Facility in full or partially, at any time without having to provide the Agent with the required sixty (60) days prior notice, the Borrower shall pay to the Agent an amount calculated in accordance with the formula set out below and which shall be due and payable as of the date the prepayment is made (“Advance Notice Fee”):

I/365 x (60 – N) x M

Where:

I = the annual interest rate on the Term Facility on the date the Prepayment Notice was given or, if no Prepayment Notice was given, on the date the prepayment is made;

N = where a Prepayment Notice was given, the number of days between the date the Prepayment Notice is given and the date of prepayment, provided that if no Prepayment Notice was given, N shall equal 0; and

M = the Prepayment Amount, including any proportionate interest and other fees owing, on the date the Prepayment Notice was given or, if no Prepayment Notice was given, on the date the prepayment is made.

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In the event that the Prepayment Amount is not paid in full on the Prepayment Date, then the Agent shall have the option, in its discretion, to declare and consider the Prepayment Notice to be null and void such that any prepayment shall thereafter only be permitted by the delivery of a new Prepayment Notice in compliance with this section.

In the event that the Borrower desires to prepay the Term Facility prior to the six month anniversary of the Advance thereunder the Borrower shall pay to the Agent an amount calculated in accordance with the formula set out below and which shall be due and payable as of the date the prepayment is made (the “One Year Prepayment Amount”):

I/365 x (183 – N) x M

Where:

I = the annual interest rate on the Term Facility on the prepayment date;

N = the number of days between the Advance under the Term Facility and the prepayment date; and

M = the prepayment amount, including any proportionate interest and other fees owing, on the date the prepayment is made.

For greater certainty, the fees referenced in this “Prepayment” section shall not be payable by the Borrower as a result of any demand made by the Agent under this Agreement, except where such demand is made by the Agent following the occurrence and during the continuance of an Event of Default.

For greater certainty, the Borrower may use the Revolving Facility by borrowing, repaying and re-borrowing amounts under the Revolving Facility in whole or in part, from time to time, without any fees, premiums, penalties, or advance notice required to be given to the Lender.

Conditions Precedent:	The availability of the Facilities at any time, and from time to time, is subject to and conditional upon the following conditions:

(i)	satisfactory completion of initial due diligence and, in the case of the second or subsequent advance, any further required due diligence, including the Agent’s review of the operations of each Obligor and its business and financial plans;

(ii)	satisfactory completion of the Agent’s legal due diligence;

(iii)	receipt of a duly executed copy of this Agreement and the Security, in form and substance satisfactory to the Agent and its legal counsel, registered as required to perfect and maintain the security interests created thereby and such certificates, authorizations, resolutions and legal opinions as the Agent may reasonably require including one or more opinions from each Obligor’s counsel with respect to status and the due authorization, execution, delivery, validity and enforceability of this Agreement and the Security;

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(iv)	the discharge or subordination of any and all existing security against each Obligor as may be reasonably required by the Agent;

(v)	payment of all fees due and owing to the Agent hereunder;

(vi)	delivery of such financial and other information or documents relating to each Obligor as the Agent may reasonably require;

(vii)	the Agent being reasonably satisfied that there has been no material deterioration in the financial condition of any Obligor;

(viii)	no event shall have occurred and be continuing and no circumstance shall exist which has not been waived, which constitutes an event of default in respect of any material commitment, agreement or any other instrument to which any Obligor is a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder or terminate any such material commitment, agreement or instrument which would have a Material Adverse Effect upon any Obligor; and

(ix)	no event that constitutes, or with notice or loss of time or both, would constitute an Event of Default shall have occurred and be continuing.

Each of the following is a condition precedent to any subsequent advance to be made hereunder:

(i)	all of the conditions precedent contained in this Agreement shall have been satisfied or waived by the Agent and shall as at the time of the making of the subsequent advance in question continue to be satisfied or waived by the Agent;

(ii)	all of the representations and warranties of each Obligor herein are true and correct in all material respects on and as of the date of such subsequent Advance as though made on and as of such date other than those representations and warranties which relate to a specific date which shall continue to be true as of such date;

(iii)	no event or condition has occurred and is continuing, or would result from such Advance, which constitutes or which, with notice, lapse of time, or both, would constitute a breach of any material covenant or other material term or condition of this Agreement or the Security;

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(iv)	such borrowing will not violate any Applicable Law (which for the purposes of this Agreement means, with respect to any person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction then in effect) other than any violation that would not reasonably be expected to have a Material Adverse Effect;

(v)	no Event of Default shall have occurred; and

(vi)	no other event shall have occurred that, in the Agent's sole discretion, acting reasonably, would have a Material Adverse Effect on any Obligor.

The making of an Advance hereunder without the fulfillment of one or more conditions set forth in this Agreement shall not constitute a waiver of any such condition, and the Agent reserves the right to require fulfillment of such condition in connection with any subsequent Advance.

Nothing in this Agreement creates a legally binding obligation on the Agent to advance any amount under any of the Facilities at any time unless the Agent is completely satisfied in its sole discretion, acting reasonably, that each Obligor is in compliance with every provision of this Agreement and that no fact exists or event has occurred which changes the manner in which the Agent previously evaluated the risks inherent in advancing amounts to the Borrower under any of the Facilities, whether or not the Agent was or should have been aware of such facts or events differently at any time.

Representations and Warranties:	Each Obligor represents and warrants to the Agent and the Lenders (each of which representations and warranties shall survive the execution and delivery of this Agreement, and save and except for any representation and warranty given as at a specific date, shall be deemed to be repeated, and shall remain true and completed at the time of each advance of any of the Facilities made pursuant to this Agreement) as follows:

(i)	in respect of the Borrower and Impact such corporations are duly incorporated and validly existing under laws of the State of Colorado, and are duly registered or qualified to carry on business pursuant to the laws of such state and any other jurisdiction where they may carry on business;

(ii)	in respect of Urban-Gro Canada, such corporation is duly incorporated and validly existing under laws of the province of British Columbia, and is duly registered or qualified to carry on business pursuant to the laws of such province and any other jurisdiction where it may carry on business;

(iii)	Schedule “B” provides a true and complete listing of the following in respect of each of the Obligors: (A) the jurisdictions in which each Obligor is organized and qualified to do business, or (B) the locations where each Obligor has tangible personal property with a book value greater than US$100,000, (C) the chief executive office of each Obligor; and (D) each name (within the meaning of Section 9-503 of the Code) used by the Obligors in the previous five (5) years;

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(iv)	no Obligor has any Subsidiaries that is not an Obligor, where “Subsidiaries” means respect to any person: (i) any corporation of which an aggregate of more than 50% of the outstanding shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such person and/or one or more Subsidiaries of such person, or with respect to which any such person has the right to vote or designate the vote of 50% or more of such shares whether by proxy, agreement, operation of law or otherwise; and (ii) any partnership or limited liability company in which such person or one or more Subsidiaries of such person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such person is a general partner or manager or may exercise the powers of a general partner or manager;

(v)	after giving effect to the transactions contemplated hereby, the capitalization of each Obligor and its respective Subsidiaries is as set forth on Schedule “C”. All outstanding capital stock listed therein has been duly authorized and validly issued and is fully paid and non-assessable and free and clear of all Liens other than Permitted Encumbrances. The issuance of the foregoing capital stock is not and has not been subject to preemptive rights in favour of any person other than such rights that have been waived and will not result in the issuance of any additional capital stock of any Obligor or the triggering of any anti-dilution or similar rights contained in their respective charter documents or any options, warrants, debentures or other securities or agreements of any Obligor or any Subsidiary of an Obligor (other than in each case to the Agent). Other than as set out on Schedule “C”, on the date of this Agreement, there will be no outstanding securities convertible into or exchangeable for capital stock of any Obligor or any Subsidiary of an Obligor or options, warrants (other than to the Agent) or other rights to purchase or subscribe for capital stock of any Obligor or any Subsidiary of an Obligor, or contracts, commitments, agreements, understandings or arrangements of any kind to which any Obligor or any Subsidiary of an Obligor is a party relating to the issuance of any capital stock of any Obligor or any Subsidiary of an Obligor, or any such convertible or exchangeable securities or any such options, warrants or rights. On the date of this Agreement no Obligor nor any Subsidiary of an Obligor has any obligation, whether mandatory or at the option of any other person, at any time to redeem or repurchase any capital stock of any Obligor or any Subsidiary of an Obligor, pursuant to the terms of their respective charter documents or otherwise;

(vi)	the execution, delivery and performance by each Obligor of this Agreement has been duly authorized by all necessary actions and does not violate the constating documents or any Applicable Laws or material agreements to which such Obligor is subject or by which it is bound;

(vii)	no Obligor is in material violation or breach of or in material default with respect to, complying with any provision of any material contract, agreement, instrument, lease, license, concession, arrangement or understanding to which it is a party (collectively, “Material Agreements”), and each such Material Agreement is in full force and effect and is the legal, valid and binding obligation of such Obligor, enforceable as to such party in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles), excluding any violation, breach or default that has not had and would not reasonably be expected to have a Material Adverse Effect on any Obligor. Each Obligor has performed in all material respects all obligations required to have been performed under such Material Agreements through the date hereof. No Obligor is in violation or breach of, or in default with respect to, any term of its certificate of incorporation, applicable bylaws or other constating documents, excluding any violation, breach or default that has not had and would not reasonably be expected to have a Material Adverse Effect on any Obligor. No third party is in default under any agreement, contract or other instrument, document or agreement to which an Obligor is a party, which default would or could have a Material Adverse Effect on such Obligor;

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(viii)	no Obligor is in default in the performance or observance of any obligation with respect to any order, writ, injunction or decree of any court of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, would constitute, a default under any of the foregoing, in each case that would reasonably be expected to have a Material Adverse Effect on any Obligor. Upon the execution of this Agreement, no Obligor will be in breach of any term of any of the Credit Documents nor will any Event of Default be presently occurring;

(ix)	no Obligor nor any Subsidiary of an Obligor is a party to any collective bargaining agreement and as of the date of this Agreement, to the knowledge of the Obligors, there is no organizing activity involving any Obligor by any labour union or group of employees;

(x)	Within the five-consecutive-year period immediately preceding the first day of the year in which the date of this Agreement occurs no Obligor, and no ERISA Affiliate of any Obligor has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any Plan (other than, for greater certainty, Plans maintained by the Government of Canada or any Government of a Province of Canada to which the Borrower is obligated to contribute under any applicable law). No ERISA Event has occurred or is reasonably expected to occur. No Pension Event has occurred or is continuing.

(xi)	each Obligor is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001)) (the "Patriot Act");

(xii)	no Obligor nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or Canadian Anti-Terrorism Laws. No Obligor nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has assets located in Sanctioned Entities, (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, or (d) engages in any dealing or transactions prohibited by Canadian Anti-Terrorism Laws.

(xiii)	there is no claim, action, prosecution or other proceeding of any kind pending or threatened against any Obligor or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Applicable Law which, if adversely determined, would have a Material Adverse Effect upon such Obligor, and there are no circumstances of which any Obligor is aware which might give rise to any such proceeding;

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(xiv)	no Obligor has received any notice of any violation of, or noncompliance with, any federal, provincial, state, local or foreign laws, ordinances, regulations or orders (including, without limitation, those relating to all applicable federal, provincial, state and local insurance laws, rules and regulations, environmental protection, occupational safety and health and other labour laws, drug laws, securities laws, corrupt practices laws, anti-bribery or anti-corruption laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending," and warranties and trade practices) ("Notice of Violation") applicable to their respective businesses, the violation of, or noncompliance with which, could reasonably be expected to have a Material Adverse Effect on any Obligor, and no Obligor knows of any facts or set of circumstances which, to its knowledge, would give rise to such a notice. Each Obligor has all licenses and permits and other governmental certificates, authorizations and permits and approvals, (collectively, "Governmental Licenses") required by every federal, provincial, state and local Governmental Authority or other regulatory body for the operation of their businesses as currently conducted and the use of its properties where the failure to obtain or possess such Governmental License would reasonably be expected to have a Material Adverse Effect on any Obligor. The Governmental Licenses are in full force and effect and, no violations are or have been recorded in respect of any Governmental License and no proceeding is pending or threatened to revoke or limit any part thereof;

(xv)	no officer or director of any Obligor is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or Governmental Authority that has had or would reasonably be expected to have a Material Adverse Effect on any Obligor.

(xvi)	each Obligor has good and marketable title to all of its properties and assets, free and clear of any Encumbrances other than Permitted Encumbrances, other than as may be provided for herein;

(xvii)	each real property location owned, leased or occupied by or otherwise in the charge, management or control of each Obligor (the “Real Property”) is maintained free of material contamination that is required by the applicable Environmental Laws to be removed, remediated or mitigated; (b) no Obligor is subject to any Environmental Liabilities or, to any Obligor’s knowledge, potential Environmental Liabilities, in excess of US$100,000 in the aggregate (c) no notice has been received by any Obligor identifying it as a “potentially responsible party” or otherwise identifying it as a potentially liable party or requesting information under the EPA or analogous federal, state, or provincial laws, in each case, to the extent applicable, and to the knowledge of any Obligor, there are no facts, circumstances or conditions that may result in any Obligor being identified as a “potentially responsible party” under the EPA or analogous federal, state, or provincial laws, in each case, to the extent applicable; and (d) each Obligor has provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to each Real Property location.

(xviii)	the assets and properties of each of the Obligors are insured against all risks customarily insured against by persons owning, leasing or operating similar properties and assets in the localities where such properties or assets are located, through insurance policies all of which are in full force and effect. Each Obligor is insured against all claims relating to its activities to the same extent that the risks of such claims are customarily insured against by persons or entities involved in similar activities. Each of the insurance policies referred to in this section is issued by an insurer of recognized responsibility, and no Obligor has received any notice or threat of the cancellation or non-renewal of any such policy;

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(xix)	each Obligor is in compliance with all Applicable Laws (where failure to comply could reasonably be expected to result in a Material Adverse Effect) respecting employment and employment practices, terms and conditions of employment and wages and hours and, there are no pending investigations involving any of them by any domestic or foreign governmental agency responsible for the enforcement of such Applicable Laws. There is no unfair labour practice charge or complaint against any Obligor pending before any labour board or tribunal, or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving them or any predecessor entities. No collective bargaining agreement or modification thereof is currently being negotiated by any Obligor and no labour dispute with the employees of any of them exists, or is imminent;

(xx)	no shareholder, officer or director of any Obligor nor any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act (Ontario) (or equivalent legislation of another Canadian province or territory) (herein, a “Related Party”) is a party to any agreement with any Obligor on terms less favourable than could reasonably be expected to be obtained through ordinary course negotiations with arm’s length parties, or which would require public disclosure in accordance with applicable securities laws, including, without limitation, any contract, agreement or other arrangement providing for the rental of real or personal property from, or otherwise requiring payments not in the ordinary course of business to, any Related Party (any such agreement an “Affiliate Transaction”) other than the contracts, agreements, and documents with Related Parties set out in Schedule “D” hereof (collectively, the “Related Party Contracts”). No employee of any Obligor or any Related Party is indebted to any other Obligor and no Obligor is indebted to any of its employees;

(xxi)	each Obligor is Solvent and no Obligor will be rendered not Solvent by the execution and delivery of any of the Credit Documents to which it is a party;

(xxii)	no Obligor has created, incurred, assumed, or suffered to exist any hedging agreement, including without limitation any present or future swap, hedging, foreign exchange or other derivative transaction;

(xxiii)	no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default, a breach of any material covenant or other material term or condition of this Agreement or any of the Security given in connection therewith;

(xxiv)	no Obligor has any debt for borrowed money or has guaranteed the obligations of others in respect of debt for borrowed money, other than (i) debts and guarantees to or in favour of the Agent, (ii) other indebtedness as is set out in Schedule “E” hereto, or (iii) unsecured indebtedness between the Obligors,(collectively the ”Permitted Debt”);

(xxv)	no Obligor is an "investment company", or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company", within the meaning of the Investment Company Act of 1940, as amended;

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(xxvi)	each Obligor has filed all tax returns which were required to be filed by it, if any, paid or made provision for payment of all taxes and potential prior ranking claims (including interest and penalties) which are due and payable, if any and provided adequate reserves for payment of any tax, the payment of which is being contested, if any;

(xxvii)	there does not exist any taxable years for which any Obligor’s tax returns are currently being audited by the Canada Revenue Agency, the Internal Revenue Service or any other applicable Governmental Authority and no assessments or threatened assessments in connection with such audit, or otherwise are currently outstanding;

(xxviii)	each Obligor’s obligation to complete this transaction is not dependent upon any condition whatsoever, and that Agent and the Lenders assume no obligation to assist the Obligors to complete the transaction in any way, except to make available any of the Facilities in accordance with the terms of this Agreement.

Covenants:	Each Obligor covenants and agrees with the Agent, while this Agreement is in effect to:

(i)	pay all sums of money when due hereunder or arising from this Agreement or the other Credit Documents;

(ii)	provide the Agent with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default, a breach of any material covenant or other material term or condition of this Agreement or of any Credit Document;

(iii)	use the proceeds of the Facilities for the purposes provided for herein;

(iv)	no Obligor shall make, or permit the making of a Restricted Payment save and except for payments made when no Event of Default has occurred or would occur as a result of making the Restricted Payment;

(v)	no Obligor, or capital stock of an Obligor, will be subject to a shareholders’ agreement;

(vi)	continue to carry on business in the nature of or related to the business transacted by such Obligor prior to the date hereof (and not any other business) in the name and for the account of such Obligor;

(vii)	keep and maintain books of account and other accounting records in accordance with GAAP;

(viii)	the Borrower shall use commercially reasonable efforts to enter into a blocked account agreement in respect of its operating account (#100010287988) with Alpine Bank (the “Collection Account”) within 60 days of the date hereof on the applicable depositary bank’s standard form, and on terms acceptable to the Agent. At all times after such 60th day, the amount on deposit in all accounts of all of the Obligors not controlled by the Agent through a blocked account agreement satisfactory to the Agent, shall not exceed US$100,000 in the aggregate. At all times, all collections of the Borrower shall be promptly deposited into the Collection Account;

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(ix)	not sell, transfer, convey, lease or otherwise dispose of any Collateral, or permit any reorganization or Change of Control of any Obligor, except for Permitted Dispositions, unless in each case consented to by the Agent in advance, “Permitted Dispositions” means in respect of any Collateral of the Obligors, (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete, immaterial, worn-out or surplus assets (but not intellectual property) no longer used or usable in the business of each Obligor, (iii) leases, subleases, nonexclusive licenses or nonexclusive sublicenses of real or personal property in the ordinary course of business, in each case subject to the Encumbrances granted under the Credit Documents, and (iv) dispositions of Collateral (other than intellectual property) in the ordinary course of business to the extent that (a) such Collateral is exchanged for credit against the purchase price of similar replacement property, or (b) the proceeds of such disposition are promptly applied to the purchase price of such replacement property and, in each case, so long as the Agent has an Encumbrance with respect to such replacement property with the same priority as the Encumbrance of the Agent with respect to the Collateral disposed of;

(x)	not purchase or redeem its shares or otherwise reduce its capital;

(xi)	not be party to a Plan (other than, for greater certainty, any Plans maintained by the Government of Canada or any Government of a Province of Canada to which the Borrower is obligated to contribute under any applicable law);

(xii)	form, or otherwise have a Subsidiary, other than a Subsidiary that is an Obligor;

(xiii)	not repay any shareholders’ loans, interest thereon or share capital, unless otherwise permitted pursuant to the terms of a written intercreditor agreement, or subordination agreement to which the Agent is a signatory;

(xiv)	not make loans or advances (excluding for greater certainty, salaries and bonuses in the ordinary course of business and consistent with prior practice (which shall not be funded from the sale of assets) to shareholders, directors, officers or any other related or associated party);

(xv)	no Obligor shall own any real property without the prior written consent of the Agent;

(xvi)	not enter into any Affiliate Transaction (other than any Related Party Contracts) without the prior written consent of the Agent, such consent not to be unreasonably withheld;

(xvii)	permit the Agent or its representatives (including the cost consultant of the Agent), at any time and from time to time with such frequency as the Agent, in its sole discretion, may reasonably require, during business hours, to visit and inspect the Obligor’s premises, properties, and assets and to examine and obtain copies of each Obligor’s records or other information and discuss each Obligor’s affairs with the auditors, counsel and other professional advisors of such Obligor all at the expense of the Borrower; provided, however, that if no Event of Default shall have occurred and be continuing no more than 4 such visits and/or inspections, in the aggregate in any calendar year shall be at the cost of the Borrower;

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(xviii)	forthwith notify the Agent of the particulars of any occurrence which constitutes an Event of Default hereunder or of any action, suit or proceeding, pending or to the Obligor's knowledge threatened against the Obligor where the potential liability to the Obligors, as a whole, exceeds US$250,000;

(xix)	each Obligor: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits; (ii) shall notify Agent in writing promptly if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any of its Real Property; and (iii) shall promptly forward to Agent a copy of any order, notice, permit, application, or any communication or report received by it or any other Obligor in connection with any such Release.

(xx)	in a form and manner prescribed by the Agent (which may include by fax and/or e-mail), deliver to the Agent the following, signed by a senior officer of each Obligor:

(a)	monthly, by the thirtieth (30th) day of each calendar month, with respect to the prior month internally prepared financial statements for the most recent month just ended and internally prepared financial statements for the year to date;

(b)	monthly bank statements for all bank accounts of each Obligor within 5 (five) days of its month-end;

(c)	annually, no later than 30 days prior to the end of the Borrower’s financial year, financial and business projections for the following financial year prepared on a consolidated basis;

(d)	annually, within 120 days of the Borrower's financial year end in respect of the preceding financial year, audited financial statements of the Borrower prepared on a consolidated basis and in accordance with GAAP, without qualification by an independent qualified accounting firm acceptable to the Agent; and such additional financial information with respect to Borrower as and when requested by the Agent; provided that in the event that the foregoing reporting does not meet the requirements of the Agent in its discretion, acting reasonably, the Agent and the Borrower agree to discuss any additional requirements of the Agent with a view to agreeing as to any further reporting desired by the Agent.

(xxi)	file all tax returns which each Obligor must file from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and other potential preferred claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(xxii)	not grant, create, assume or suffer to exist any mortgage, charge, Lien, pledge, security interest, including a purchase money security interest, or other Encumbrance affecting any of the Obligor’s properties (including the Real Property), assets or other rights except for Permitted Encumbrances;

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(xxiii)	not grant a loan or make an investment in or provide financial assistance to a third party by way of a suretyship, guarantee or otherwise (other than in favour of the Agent);

(xxiv)	not, without the prior written consent of the Agent, incur any indebtedness other than trade payables in the ordinary course of its business and other than Permitted Debt, with indebtedness in this context including without limitation (i) debt for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations or purchase money security interests in an aggregate amount not to exceed US$100,000 and (v) all guarantees of the indebtedness of others;

(xxv)	not change its name, merge, amalgamate or otherwise enter into any other form of business combination with any other entity without the prior written consent of the Agent;

(xxvi)	not permit any of the information in Schedules “B”, “C”,”D”, “E”, “F” or “G” to this Agreement to be untrue at any time and if given from time to time, without giving the Agent no less than 15 days prior notice of any changes required to be made to such Schedule to make such schedules true;

(xxvii)	keep each Obligor’s assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets, including the standard mortgage endorsement and naming the Agent as first loss payee (with respect to property insurance) and as an additional insured with respect to liability insurance, and to ensure all assets secured by the Security are in existence and in the possession and control of the applicable Obligor;

(xxviii)	comply with all Applicable Laws (where the failure to do so could reasonably be expected to result in a Material Adverse Effect) and to advise the Agent promptly of any action, requests or violation notices received from any government or regulatory authority concerning any Obligor’s operations; and to indemnify and hold the Agent and the Lenders harmless from all liability of loss as a result of any non-compliance with such Applicable Laws;

(xxix)	each Obligor shall, at all times, be in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Obligor or any of its Affiliates, directly or indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (b) , to finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity;

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(xxx)	at no time will the aggregate book value of all inventory of the Obligors at all locations others than those locations owed by an Obligor, or in respect of which the Agent is party to an enforceable landlord waiver in respect of such location, exceed US$100,000.

(xxxi)	no part of the proceeds of the Facilities will be used by any Obligor to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or to extend credit to others for the purpose of purchasing or carrying any such "margin stock" or to reduce or retire any indebtedness incurred for any such purpose. No Obligor nor any of their subsidiaries are engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any such "margin stock".

Security and other Requirements:	As general and continuing security for the performance by each Obligor of all of its obligations, present and future, to the Agent, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees and any other amounts provided for hereunder and under the security documents, each Obligor undertakes to grant to the Agent and to maintain at all times the following security in form satisfactory to the Agent (the “Security”), in accordance with the forms in use by the Agent or as prepared by its solicitors:

(i)	a General Security Agreement, on the Agent’s form signed by each Obligor constituting a first ranking security interest in all personal property of such Obligor;

(ii)	a postponement and subordination of all loans extended to any Obligor by any directors, officers, shareholders, non-arms’ length creditors (including without limitation Cloud9 Support Inc.) and related parties, to include a postponement of the right to receive any payments of both principal and interest under such loans;

(iii)	evidence that the Obligors have the insurance required pursuant to the terms of this Agreement, and that the Agent has been added as a loss payee or an additional insured as required pursuant to this Agreement;

(iv)	assignment of insurance of each Obligor with loss payable to the Agent;

(v)	a landlord waiver on form satisfactory to the Agent in respect of 1751 Panorama Point, Lafayette, CO 80026;

(vi)	the Limited Guarantee and Pledge together with the shares being pledged pursuant thereto;

(vii)	such other security as may be reasonably required by the Agent.

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Events of Default:	Without limiting any other rights of the Agent and the Lenders under this Agreement, including a right to accelerate and demand repayment on demand at any time at the sole and absolute discretion of the Agent whether or not an Event of Default has occurred, if any one or more of the following events (an “Event of Default”) has occurred and is continuing:

(i)	any Obligor shall fail to make or pay any monetary obligation under this Agreement or any other Credit Document when and as the same shall become due and payable, and such failure remains unremedied for a period of three (3) Business Days;

(ii)	any Obligor shall fail to observe or perform any non-monetary obligation or provision of this Agreement or any other Credit Document and such failure remains unremedied for ten (10) days following such failure and provided that such ten (10) day cure period shall not apply if (A) such breach or failure is not capable of being cured, or, in the discretion of the Agent is not reasonably likely be able to be cured in such ten (10) day period or (B) the Borrower did not promptly give notice of such breach or default to the Agent in accordance with the terms of this Agreement;

(iii)	any Obligor is in default under the terms of any other contracts or agreements where such default could reasonably be expected to result in a Material Adverse Effect;

(iv)	any Obligor is in default after any applicable grace period under the material terms of any other material agreement in respect of debt for borrowed money in excess of the principal amount of US$250,000;

(v)	the Agent receives from any Guarantor or any Personal Guarantor a notice proposing to terminate, limit or otherwise modify such Guarantor’s liability under its guarantee of the Borrower’s Obligations;

(vi)	a Pension Event or an ERISA Event shall have occurred that, alone or together with any other Pension Event or ERISA Events that have occurred, in the opinion of Agent, could give rise to a Material Adverse Effect or could result in any Lien or any liability on the part of the Agent or any Lender;

(vii)	any Obligor ceases or threatens to cease to carry on business in the ordinary course (other than any reduction in operations or cessation of operations by any Obligor during any period of construction or retrofit), or as conducted at the time of this Agreement;

(viii)	any default or failure by an Obligor to make any payment of wages, or other monetary remuneration payable by such Obligor to its employees under the terms of any contract of employment, unless the Obligor, in good faith, disputes the requirement to make to such payment, or unless the aggregate amount of such payments does not exceed US$100,000 in any fiscal year;

(ix)	any default or failure by any Obligor to keep current all amounts owing to parties other than the Agent who, in the Agent’s sole opinion, acting reasonably, have or could have a security interest, trust or deemed trust in the property, assets, or undertaking of an Obligor, senior in priority to the security interest of the Agent;

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(x)	if any representation or warranty made or deemed to have been made herein or in any certificate (including any information certificate), statement, report, financial statement or the Security provided for herein or associated with this Agreement shall be materially false or inaccurate when made or deemed to have been made and, if the circumstances giving rise to the incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of ten (10) days;

(xi)	if, in the reasonable opinion of the Agent, there is a Material Adverse Change in respect of any Obligor;

(xii)	any Obligor is unable to pay its debts as such debts become due;

(xiii)	any judgment or award, or series of judgements or awards are made against one or more Obligors in excess of US$250,000 in the aggregate, in respect of which there is not an appeal or proceeding for review being diligently pursued in good faith and adequate provision has been not made on the books of such Obligor and which judgement is not covered by insurance; or

(xiv)	there shall be commenced against any Obligor litigation seeking or effecting any seizure (whether in execution or otherwise), attachment, execution, distraint or similar process against all or any substantial part of its assets which remain unreleased or undismissed for sixty (60) consecutive days, unless within such sixty (60) days, any seizure or taking possession of any property of such Obligor shall have occurred; or any creditor (other than Agent or the Lenders) takes possession of all or any substantial part of the assets of any Obligor; or any creditor (other than the Agent or the Lenders) enforces or gives notice of its intention to enforce or gives prior notice with respect to the exercise of any of its hypothecary or other rights under any Liens granted to it by or over all or any substantial part of any assets of any Obligor; or any custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor, sequestrator or similar official is appointed in respect of any Obligor or takes possession of all or any substantial part of the assets of any Obligor, or any Obligor commits an "act of bankruptcy" (as defined under the relevant provisions of the Bankruptcy and Insolvency Act (Canada)), becomes insolvent or shall have concealed, removed or permitted to be concealed or removed, all or any substantial part of its property with intent to hinder, delay or defraud any of its creditors or make or suffer a transfer of any of its property or the incurring of an obligation which may be fraudulent, reviewable or the object of any proceedings under any applicable bankruptcy or insolvency legislation, creditor protection legislation or other similar laws; or

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(xv)	a petition, proposal, notice of intention to file a proposal, case or proceeding shall have been commenced involuntarily against any Obligor in a court having competent jurisdiction seeking a declaration, judgment, decree, order or other relief: (i) under the Bankruptcy and Insolvency Act (Canada), Companies’ Creditor Arrangement Act (Canada) or any other applicable federal, provincial, state or foreign bankruptcy or other law providing for suspension of operations or reorganization of debts or relief of debtors, and seeking either (x) the appointment of a custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding-up or liquidation of the affairs of any such person, and such proposal, case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a declaration, judgment, decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any person's right, power, or competence to enter into or perform any of its obligations under any Credit Document or invalidating or denying the validity or enforceability of this Agreement or any other Credit Document or any action taken hereunder or thereunder; or

(xvi)	any Obligor shall: (i) commence any petition, proposal, notice of intention to file a proposal, case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of operations, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties; (ii) make a general assignment for the benefit of creditors; (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (xiv), (xv) or (xvi) of this Section entitled “Events of Default” or clauses (i) or (ii) of this paragraph (xvi); or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due;

then, in such event, the Agent may, by written notice to the Borrower declare all monies outstanding under the Facilities to be immediately due and payable, except that in respect of any Event of Default listed in part (xv) and (xvi), the Obligations shall become immediately due and payable (and any obligation of the Agent and the Lenders to make further loan or advance available under the Facilities, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by the Agent. Upon receipt of such written notice (if any is required), each Obligor shall immediately pay to the Agent all monies outstanding under the Facilities and all other obligations of each Obligor to the Agent in connection with the Facilities under this Agreement. The Agent may enforce its rights to realize upon its Security and retain an amount sufficient to secure the Agent for each Obligor’s Obligations to the Agent.

Nothing contained in this section shall limit any right of the Agent under this Agreement to demand payment of the Facilities at any time.

Evidence of Indebtedness:	The Agent shall maintain records evidencing the Facilities. The Agent shall record the principal amount of the Facilities, the payment of principal and interest on account of the Facilities, and all other amounts becoming due to the Agent or the Lenders under this Agreement.

The Agent's accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and the Lenders pursuant to this Agreement.

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Fees and Expenses:	Each Obligor jointly and severally agrees to pay or reimburse the Agent and the Lenders for all costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants), field examiners, appraisers and auditors retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Credit Documents and the preservation of any rights thereunder; (b) collection, including deficiency collections; (c) the forwarding to any Obligor or any other person on behalf of any Obligor by Agent of the proceeds of any of the Facilities; (d) any amendment, waiver or other modification with respect to any Credit Document or advice in connection with the administration of the Facilities or the rights thereunder; (e) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of the Agent, any Lender, an Obligor, any Personal Guarantor or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Credit Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort to: (i) monitor the Facilities (ii) evaluate, observe or assess any Obligor or any Personal Guarantor or the affairs of any such Person; and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

Indemnity:	Each Obligor jointly and severally agree to indemnify and hold the Agent and the Lenders, and their respective employees, officers, directors, professional advisors and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses of any kind or nature whatsoever (including reasonable legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of any breach of any representation or warranty, covenant or agreement of the Borrower or any other Obligor, or any Personal Guarantor in this Agreement or any other Credit Document, including without limitation, Environmental Liabilities, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Credit Document, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or indebtedness of the Borrower or any Obligor or derivative actions brought by any Person claiming through or in such borrower’s or any such Obligor’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Credit Documents, the transactions contemplated thereby, or any Indemnified person’s role therein or in the transaction contemplated thereby, including any and all product liabilities, Environmental Liabilities, taxes and reasonable legal costs and expenses arising out of or incurred in connection with any dispute between or among any parties to any of the Credit Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or wilful misconduct; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Obligors shall make the maximum contribution to the payment and satisfaction of such Indemnified Liabilities which shall be permissible under Applicable Laws. In connection with the obligation of the Obligors to indemnify for expenses as set forth above, the Obligors further agree, upon presentation of appropriate invoices, to reimburse each Indemnified Person for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Person in connection with any Indemnified Liabilities) as they are incurred by such Indemnified Person. The provisions of this Section entitled “Indemnities” shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Facilities, the expiration or termination of the Facilities or the termination of this Agreement or any provision hereof.

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Confidentiality:	Each Obligor agrees to keep all of the information and terms related to this Agreement confidential. In particular, the existence of this Agreement or the discussions surrounding this Agreement cannot be disclosed to any party, including other creditors, without the Agent’s prior written consent (other than to the Obligors and legal counsel and advisors of the Obligors).

Submission to Jurisdiction	Each Obligor hereby consents and agrees that the courts located in Toronto, Ontario shall have non-exclusive jurisdiction to hear and determine any claims or disputes between an Obligor and the Agent or any Lender pertaining to this Agreement or any of the other Credit Documents or to any matter arising out of or related to this Agreement or any of the other Credit Documents; that nothing in this Agreement shall be deemed or operate to preclude the Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to collect the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favour of the Agent or any Lender as the case may be. Each Obligor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and such Obligor hereby waives any objection which they may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Obligor hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agree that service of such summons, complaint and other process may be made by registered or certified mail addressed to such Obligor at the address set forth in Schedule B of this Agreement and that service so made shall be deemed completed upon the earlier of such Obligor’s actual receipt thereof (or refusal) or three (3) Business Days after deposit in the mail, proper postage prepaid.

THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY OBLIGOR AND THE AGENT AND/OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Judgement Currency:	If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with its normal banking procedures, the Agent could purchase, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, Agent may, in accordance with normal banking procedures, purchase the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, Obligor jointly and severally agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent and the Lenders against such loss. The term “rate of exchange” in this Section means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

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General:

Credit: Each Obligor authorizes the Agent, hereinafter, to obtain such factual and investigative information regarding each Obligor from others as permitted by law, to furnish other consumer credit grantors and credit bureaus such information. The Agent, after completing credit investigations, which it will make from time to time concerning each Obligor, must in its absolute discretion be satisfied with all information obtained, prior to any advance being made under the Facilities.

Each Obligor further authorizes any financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning such Obligor or its assets, including any financial information or information with respect to any undertaking or suretyship given by such Obligor to supply such information to the Agent in order to verify the accuracy of all information furnished or to be furnished from time to time to the Agent and to ensure the solvency of such Obligor at all times.

Non-Merger: The provisions of this Agreement shall not merge with any of the Security, but shall continue in full force and effect for the benefit of the parties hereto. In the event of an inconsistency between this Agreement and other Credit Document, including the Security, the provisions of this Agreement shall prevail.

Further Assurances and Documentation: Each Obligor shall do all things and execute all documents deemed necessary or appropriate by the Agent for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder.

Severability: If any provisions of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions of this Agreement.

Marketing: The Agent shall be permitted to use the name of any Obligor and the amount of the Facilities for advertising purposes.

Governing Law: This Agreement and all agreements arising hereinafter shall, unless be deemed to have been made and accepted in the City of Toronto, Ontario and construed in accordance with and be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Counterparts: This Agreement, the Security and all other Credit Documents arising hereinafter may be executed in any number of separate counterparts by any one or more of the parties thereto, and all of such counterparts taken together shall constitute one and the same instrument. Delivery by any party of an executed counterpart of this Agreement by telecopier, PDF or by other electronic means shall be as effective as delivery of a manually executed counterpart of such party.

Survival: All covenants, agreements, representations and warranties made by the Obligors in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Agent and the Lenders and shall survive the execution and delivery of the Credit Documents and any advances of the Facilities, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest or any other Obligation under this Agreement is outstanding and unpaid and so long as the Facilities have not expired or been terminated.

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Notice: Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt (or refusal thereof) and three (3) Business Days after deposit in the mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy, e-mail or other similar facsimile or electronic transmission (with such telecopy, e-mail or facsimile promptly confirmed by delivery of a copy by personal delivery or mail as otherwise provided in this paragraph) or (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on the first page of this Agreement, in respect of each Obligor, and to Bridging Finance Inc., Attn: Graham Marr or David Sharpe, 77 King Street West Suite 2925, P.O. Box 322, Toronto ON M5K 1K7, Canada or to such other address (or facsimile number) as may be substituted by notice given as herein provided.

Assignment and Syndication: This Agreement when accepted and any commitment to advance, if issued, and the Security in furtherance thereof or any warrant or right may be assigned by the Agent or any Lender as the case may be, or monies required to be advanced may be syndicated by the Agent from time to time. Any Lender may assign or grant participations in all or part of this Agreement or in its interest in the Facilities made hereunder with notice to the Borrower but without any Obligor’s consent; provided that an Event of Default shall have occurred and be continuing at such time. For greater certainty, if an Event of Default has not occurred, a Lender or the Agent shall not be permitted to assign or grant participation in all or part of this Agreement or in its interest in the Facilities without prior written consent from the Obligors except that any assignment to or participation by any Person that is an Affiliate of the Agent or otherwise under common ownership or management of the Agent or its Affiliates shall not be prohibited or require the consent of any Obligor at any time provided that the Agent gives prior written notice to the Obligor of such assignment or participation. No Obligor may assign or transfer all or any part of its rights or obligations under this Agreement, any such transfer or assignment being null and void insofar as the Agent or any Lender is concerned and rendering any balance then outstanding under the Facilities immediately due and payable at the option of the Agent. Any information provided to any syndicate members shall be communicated to the members on a confidential basis and shall be maintained by the syndicate members on a confidential basis and used by them solely in connection with the Facilities.

Joint and Several: Where more than one person is liable as an Obligor for any obligation under this Agreement, then the liability of each such person for such obligation is joint and several with each other such person.

Time: Time shall be of the essence in all provisions of this Agreement.

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Whole Agreement, Amendments and Waiver: This Agreement, the Security and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Facilities. There are no verbal agreements, undertakings or representations in connection with the Facilities. No amendment or waiver of any provision of this Agreement will be effective unless it is in writing signed by each Obligor and the Agent. No failure or delay on the part of the Agent in exercising any right or power hereunder or under any of the Security shall operate as a waiver thereon. No course of conduct by the Agent will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Security or the Agent’s rights thereunder.

Conflicts/Paramountcy: In the event of a conflict in or between the provisions of this Agreement and the provisions of any other Credit Document then, notwithstanding anything contained in such other Credit Document, the provisions of this Agreement will prevail and the provisions of such other Credit Document will be deemed to be amended to the extent necessary to eliminate such conflict. If any act or omission is expressly prohibited under a Credit Document (other than this Agreement) but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under a Credit Document (other than this Agreement) but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Credit Document. For greater certainty, the existence of a particular representation, warranty, covenant or other provision in any Credit Document which is not contained in this Agreement shall not be deemed to be a conflict or inconsistency, and that particular representation, warranty, covenant or other provision in the other Credit Document shall continue to apply.

[THIS REST OF THIS PAGE IS INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS]

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If the terms and conditions of this Agreement are acceptable to you, please sign in the space indicated below and return the signed copy of this Agreement to us. Acceptance may also be effected by facsimile or scanned transmission and in counterpart.

We thank you for allowing us the opportunity to provide you with this Agreement.

Yours truly,

BRIDGING FINANCE INC. as Agent, and as Lender

Per: /s/ Signature

Name:

Title:

I have authority to bind the Corporation.

ACCEPTANCE

Each of the undersigned hereby accepts this Agreement as of the first date written on the first page of this Agreement.

URBAN-GRO, INC.

Per:  /s/ signature
Name:
Title:

I/We have authority to bind the Corporation.

URBAN-GRO CANADA TECHNOLOGIES INC.

Per:  /s/ signature
Name:
Title:

I/We have authority to bind the Corporation.

IMPACT ENGINEERING, INC.

Per:  /s/ signature

Name:
Title:

I/We have authority to bind the Corporation

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Schedule A
Definitions

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)	“Accounts” shall mean with respect to obligations of an account debtor domiciled in Canada all “accounts,” as such term is defined in the PPSA, and with respect to obligations of any account debtor domiciled in the United States of America, an “Account” as such term is defined in the UCC.

(b)	“Advance” means an advance by the Lender to the Borrower pursuant to any Facility under this Agreement.

(c)	“Affiliate” means an “affiliate” or “associate” of the subject person or persons (as such terms are defined in the rules and regulations promulgated under the Securities Act (Ontario)

(d)	“Applicable Laws” means, with respect to any person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

(e)	“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), and any successor act or statute, as in effect from time to time or at any time.

(f)	“Business Day” means any day other than a Saturday or a Sunday or any other day on which banks are closed for business in Toronto.

(g)	“Canadian Anti-Terrorism Laws” shall mean all laws of Canada, or any province, territory or political subdivision thereof relating to the prevention of money laundering and terrorist financing including without limitation the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder

(h)	“Canadian Dollars”, “CAD$” or “$” shall mean the lawful currency of Canada.

(i)	“Collateral” means all of the Obligors’ real and personal property.

(j)	“Change of Control” means an event whereby any person or group of persons acting jointly or in concert (within the meaning of such phase in the Securities Act (Ontario)) shall beneficially own or control, directly or indirectly, equity interests in the capital of an Obligor which have or represent more than 51% of the votes that may be cast to elect the directors or other persons charged with the management and direction of such Obligor.

(k)	“Closing Date” means the date of this Agreement.

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(l)	“Code” means the Internal Revenue Code.

(m)	“Common Purchase Order Eligibility Criteria” means:

(i)	The full payment in respect of such equipment or services, as the case may be is required to made by the customer to the Borrower no later than six (6) months after the date of such order form;

(ii)	The equipment or services being sold by the Borrower is of a type that is typically sold by the Borrower in its ordinary course of business;

(iii)	The purchaser of such equipment or services is a third party and not an Affiliate of any Obligor;

(iv)	The purchase of equipment or services set out in the purchase order is a valid and binding contractual obligation of the purchaser;

(v)	The terms and conditions set out in such purchase order are on the Borrower’s standard terms and conditions which are consistent with the standards of the industry of the Borrower generally;

(vi)	The customer is a resident of Canada or the United States or, if not a natural person has its principal place of business and head office in Canada or the United States;

(vii)	The customer is not a federal, state or provincial government or a political subdivision thereof, unless the Agent has agreed to the contrary in writing;

(viii)	No default has occurred in respect of the purchase order, including without limitation on account of delays in delivery of the subject equipment or services;

(ix)	The Borrower does not have knowledge, or would reasonably be expected to have knowledge that the customer is unlikely to pay less than 95% of invoiced amount set out in such purchase order within six months of the date of purchase order for any reason, including without limitation on account of creditworthiness of the customer, attempts to terminate or repudiate the agreement, or expressed dissatisfaction with the equipment or services;

(x)	The Borrower does not have knowledge, or would reasonably be expected to have knowledge that it will be unable to satisfy one or more material terms in such purchase order;

(xi)	The underlying customer has not prepaid any amount owing to the Borrower in respect of such purchase order that has not been specifically disclosed in writing to the Agent;

(xii)	The Borrower has not agreed to discount the amount payable by the Customer to the Borrower initially set out in the purchase order; and

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(xiii)	If the purchase order in not in compliance with all of the above criteria, it is otherwise agreed to by the Agent in writing.

(n)	“Credit Document” means this Agreement, the Security, and all other security agreements, hypothecs, mortgages, documents, instruments, certificates, and notices at any time delivered by any person (other than the Agent and its affiliates) in connection with any of the foregoing, as the same may be amended, modified, restated or replaced from time to time.

(o)	“Eligible Accounts Receivable” has the meaning ascribed thereto in Schedule “H”.

(p)	“Eligible Inventory” shall mean as at the date of determination, all Inventory of the Borrower that;

(i)	is not subject to any Encumbrances other than (i) Permitted Encumbrances which are in favour of the Agent or have been subordinated on terms satisfactory to the Agent to Encumbrances in favour of the Agent or which otherwise rank in priority behind the Encumbrances in favour of Agent;

(ii)	is located on premises owned or operated by an Obligor and located on premises with respect to which the Agent has received a landlord, bailee or mortgagee letter acceptable in form and substance to the Agent or, in the sole discretion of the Agent, in respect of which the Agent has established an appropriate reserve;

(iii)	is of good and merchantable quality, free from any defects and is not obsolete, unsalable, shopworn, damaged, unfit for further processing or of substandard quality, in Agent’s good faith credit judgment;

(iv)	does not consist of: (i) discontinued items, (ii) slow-moving or excess items, or (iii) used items held for resale;

(v)	meets all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(vi)	is not placed by the Borrower on consignment or held by the Borrower on consignment from another Person;

(vii)	is not held for storage by or on behalf of any Obligor;

(viii)	does not meet or violate any warranty, representation or covenant contained in this Agreement or any other Credit Document;

(ix)	does not require the consent of any Person for the completion or manufacture, sale or other disposition of such Inventory by Agent and such completion, manufacture or sale does not constitute a breach or default under any contract or agreement to which any Obligor is a party or to which such Inventory is or may become subject;

(x)	is not subject to unpaid suppliers’ repossession rights; and

(q)	is otherwise acceptable in the good faith discretion of the Agent, provided that, the Agent shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith discretion.

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(r)	“Eligible Signed Equipment Order Forms” or an “EOF” means a committed agreement to purchase equipment to be delivered by the Borrower to a customer, that satisfies all of the Common Purchase Order Eligibility Criteria;

(s)	“Eligible Signed Professional Services Order Forms” or a “PSOF” means a committed agreement to purchase services to be delivered by the Borrower to a customer, that satisfies all of the Common Purchase Order Eligibility Criteria.

(t)	“Encumbrances” means any mortgage, Lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the PPSA or UCC (or equivalent statutes) of any jurisdiction.

(u)	“Environmental Laws” shall mean all federal, provincial, state, municipal and local laws, statutes, ordinances, programs, permits, guidance, orders, decrees and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

(v)	“Environmental Liabilities” shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any person and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

(w)	“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(x)	“ERISA Affiliate” means an entity whether or not incorporated, that is under or is deemed to be under common control with an Obligor within the meaning of ERISA Section 4001 or is part of a group that includes the Borrowers and that is treated as a single employer under §414 of the Code.

(y)	"ERISA Event" shall mean any one of the following (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by an Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by an Obligor or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by an Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by an Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from an Obligor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA.

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(z)	“EPA” shall mean the Environmental Protection Act (Ontario) and the similar laws of Canada and any other province where any Collateral may be located, and any successor law or statute, as in effect from time to time or at any time.

(aa)	“FSCO” means the Financial Services Commission of Ontario, or the BC Financial Services Authority and any person succeeding to the functions thereof and includes the Superintendent under the PBA and any other public authority empowered or created by the PBA.

(bb)	“GAAP” shall mean International Financial Reporting Standards or other generally accepted accounting principles in Canada or the United States applicable to any Obligor as in effect from time to time.

(cc)	"Governmental Authority" means any national or federal government, any provincial, state, regional, local or other political subdivision thereof with jurisdiction and any person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(dd)	“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is: (i) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws; (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s); or (iii) any radioactive substance.

(ee)	“Insured Accounts Receivable” means Eligible Accounts Receivable that are insured with an insurer which is acceptable to Agent on terms satisfactory to the Agent in its sole discretion.

(ff)	“Inventory” shall mean “inventory,” as such term is defined in the PPSA in respect of inventory in Canada or the UCC in respect of inventory located in the United States, now or hereafter owned or acquired by any Person, wherever located.

(gg)	“Investment Grade Receivables” means Eligible Accounts Receivable that are payable by an account debtor whose long-term unsecured and unsubordinated indebtedness has been rated as follows by 2 of the 3 rating agencies below:

(a)  S&P: >BBB-

(b)  Moody’s: >Baa3

(c)  DBRS: ≥ BBB-

(hh)	"Lien" shall mean, whether based on common law, statute or contract, whether choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due: (i) any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, deemed trust, requirement to pay, easement, reservation, exception, encroachment, privilege, title exception, garnishment right, prior claim or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA, the UCC or comparable law of any jurisdiction); and (ii) any rights of repossession or similar right of an unpaid supplier.

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(ii)	“Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

(jj)	“Material Adverse Effect” means a material adverse effect on (i) the business, properties, operations, assets, or condition (financial or otherwise) of the Obligors (taken as a whole); (ii) on the rights and remedies of the Agent or the Lenders under this Agreement and the Security; (iii) on the ability of any Obligor to perform its obligations under this Agreement or any Credit Document; or (iv) on the legality, validity, binding effect or enforceability of the Encumbrances created by the Security Agreements.

(kk)	“Obligations” means all obligations of the Obligors to the Agent or the Lenders existing from time to time, pursuant to or in connection with this Agreement (as amended, modified, restated or replaced from time to time) and any other Credit Documents, including, without limitation any unpaid fees, accrued and unpaid interest outstanding principal, indemnity obligations and reimbursement obligations.

(ll)	"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(mm)	“PBA” shall mean the Pension Benefits Act (Ontario), the Pension Benefits Standards Act (British Columbia) and the similar laws of any other province or territory of Canada, as in effect from time to time or at any time.

(nn)	“Pension Event” shall mean: (i) the existence of any unfunded liability or windup or withdrawal liability, including contingent withdrawal or windup liability, or any solvency deficiency in respect of any Plan; (ii) the whole or partial termination or windup of any Plan or occurrence of any act, event or circumstance which could give rise to the whole or partial termination or windup of any Plan; (iii) the failure to make any contribution or remittance in respect of any Plan when due; (iv) the failure to file any report, actuarial valuation, return, statement or other document, when due, in respect of any Plan; (v) the existence of any Lien except in respect of current contribution amounts not due in connection with any Plan; or (vi) the establishment or commencement to contribute to any Plan not in existence on the date thereof; or any violation of, or non-compliance with, any of the rules or regulations contained in the Employee Retirement Income Security Act of 1974 as same may be amended from time to time;

(oo)	“person” includes a natural person, a partnership, a joint venture, a trust, a fund, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

(pp)	“Permitted Debt” has the meaning given to such term in Representation (xxiv).

(qq)	“Permitted Encumbrance” means:

(i)	Encumbrances for taxes, assessments or governmental charges or levies on its real property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as such Obligor’s title to, and its right to use, its Real Property are not materially adversely affected thereby;

(ii)	Encumbrances imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Encumbrances arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as such Obligor’s title to, and its right to use, its real property are not materially adversely affected thereby;

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(iii)	Encumbrances arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of the Obligors’ business or the utilization thereof in the business of any Obligor;

(v)	Encumbrances securing the Obligations;

(vi)	Encumbrances securing capital lease obligations and purchase money indebtedness permitted by this agreement, provided that (i) such Encumbrances shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Encumbrances do not at any time encumber any property other than the property financed by such indebtedness, (iii) the amount of indebtedness secured thereby is not increased and

(iv)	the principal amount of indebtedness secured by any such Encumbrance shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(vii)	Encumbrances arising out of judgments, attachments or awards not contrary to Event of Default ‘(xiii)” or securing appeal or other surety bonds relating to such judgments;

(viii)	Encumbrances (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(ix)	bankers’ Encumbrances, rights of setoff and other similar Encumbrances existing solely with respect to cash and cash equivalent investments on deposit in one or more accounts maintained by any Loan Party or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements;

(x)	the filing of PPSA or UCC financing statements solely as a precautionary measure in connection with operating leases otherwise permitted hereunder;

(xi)	Encumbrances existing on the date of this Agreement the details of which are set out in Schedule “E” hereto;

(xii)	servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, by-laws, easements, licenses, restrictions on the use of property or minor defects or imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Obligor;

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(xiii)	title defects or irregularities which are of a minor nature and in the aggregate do not materially impair the use or value of the property subject thereto;

(xiv)	the rights reserved to or vested in governmental authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(xv)	securities to public utilities or to any municipalities or governmental authorities or other public authority when required by the utility, municipality or governmental authorities or other public authority in connection with the supply of services or utilities to any Loan Party;

(xvi)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(xvii)	Encumbrances in respect of operating leases entered into in the ordinary course of the business of any Obligor; provided that such Encumbrances do not extended to any other property of any Obligor;

(xviii)	any Encumbrances consented to by the Agent and Encumbrances subject to a subordination or intercreditor agreement which the Agent is a signatory;

(rr)	“Person” means an individual, sole proprietorship, corporation, limited liability company, trust, joint venture, association, company, partnership, institution, public benefit corporation, investment or other fund, Governmental Authority or other entity, and pronouns have a similarly extended meaning.

(ss)	“Plan” shall mean any employee pension benefit plan which any Obligor or any ERISA Affiliate of any Obligor sponsors or maintains or to which it makes or is making or is required to make contributions, and includes (i) any pension or benefit plan regulated by the FSCO or similar authority or otherwise subject to the PBA, (ii) any “multiemployer plan” (as defined in ERISA Section 3(37)); or (iii) any other employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

(tt)	“PPSA” means the Personal Property Security Act (Ontario) as the same may be amended from time to time.

(uu)	“Prime Rate” means the annual rate of interest established by The Bank of Nova Scotia and in effect on such day as the reference rate used to determine the rate of interest changed on Canadian dollar loans to commercial customers in Canada and designated by The Bank of Nova Scotia as its Prime Rate.

(vv)	“Related Party Contracts” means those contracts, agreements and other documents involving one or more Obligors and referenced in Schedule “D”;

(ww)	“Release” shall mean, as to any Obligor, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property;

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(xx)	“Restricted Payment” shall mean: (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Obligor’s capital stock or partnership units; (ii) any payment or distribution made in respect of any subordinated indebtedness of Borrower or any other Obligor in violation of any subordination or other agreement made in favour of Agent, but subject in all cases to the subordination, priority or intercreditor agreement with Agent; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Obligor’s capital stock (including partnership units) or (iv) debt for borrowed money owed to the holder of any capital stock of any Obligors, or any other payment, voluntary prepayment or distribution made in respect thereof, either directly or indirectly other than: (a) that arising under this Agreement, (b) remuneration paid to employees, officers and directors in the ordinary course of business and in amounts consistent with past practice, (c) any amounts and payments specifically set out in Schedule “D” hereto, and (d) any other amounts and payments that the Agent may consent to in writing after the date hereof;

(yy)	“Sanctioned Entity" shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such country, agency, organization or person

(zz)	“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

(aaa)	“Solvent” means, with respect to any Obligor, that as of the date of determination, (a) the sum of such Obligor’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Obligor’s present assets as of such date, (b) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on such date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after such date, (c) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such Obligor is “solvent” within the meaning given to that term and similar terms under applicable law relating to liquidation, administration, conservatorship, bankruptcy, insolvency, assignment for the benefit of creditors, moratorium, receivership, winding-up, dissolution, reorganization, restructuring, recapitalization, arrangement or rearrangement, or other similar debtor relief law from time to time in effect, including without limitation the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Canada Business Corporations Act (Canada), the Corporations Act 2001 (Cth), the Bankruptcy Act 1966 (Cth) and the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

(bbb)	“to the knowledge of” means, with respect to the applicable person, the current, actual knowledge of such person as to the particular matters stated.

(ccc)	“UCC” shall mean the Uniform Commercial Code of the State of Colorado in effect from time to time.

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(ddd)	“US$” or “USD$” means U.S. dollars.

(eee)	“United States” and “U.S.” mean the United States of America.

(fff)	“WEPPA Claims” means any claims made against each Obligor pursuant to the Wage Earner Protection Program Act, S.C. 2005, c. 47, s.1, as the same may be amended, restated or replaced from time to time.

(ggg)	"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

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Schedule “B”

Factual Matters Concerning the Obligors

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Schedule “C”
Capitalization

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Schedule “D”

Related Party Contracts and Permitted Restricted Payments

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Schedule “E”
Permitted Debt

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Schedule “F”
Bank Accounts

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Schedule “G”

Permitted Encumbrances

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Schedule “H”

Eligible Receivables

“Eligible Accounts Receivable” shall mean as at the date of determination, all Accounts of the Borrower, except any Account:

(a)	that does not arise from the sale of goods or the performance of services by an Obligor in the ordinary course of such Obligor’s business;

(b)	that does not result from an equipment order or design contract from a client of an Obligor;

(c)	where the underlying account debtor has not been credit approved by the Agent;

(d)	upon which: (i) Obligor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever; or (ii) Obligor is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(e)	to the extent of any concessions, offsets (including all deposits received), deductions, contras, right of returns, chargebacks or understandings with the account debtor therein that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account;

(f)	with respect to which an invoice, acceptable to Agent in form and substance, has not been sent to the account of the debtor;

(g)	that is not owned by a Obligor or is subject to any right, claim, or interest of another Person, other than Permitted Encumbrances which are in favour of the Agent or have been subordinated on terms satisfactory to the Agent to Liens in favour of Agent or which otherwise rank in priority behind the Liens in favour of the Agent

(h)	that arises from a sale to or performance of services for an employee, director, Affiliate, Subsidiary or shareholder of the Borrower or any other Obligor, or an entity which has common officers or directors with Borrower or any other Obligor;

(i)	that is the obligation of an Account Debtor that is the federal, state or provincial government or a political subdivision thereof, unless the Agent has agreed to the contrary in writing;

(j)	that is the obligation of an Account Debtor located other than in Canada or the continental United States;

(k)	that is the obligation of an Account Debtor to whom a Obligor is or may become liable for goods sold or services rendered by the Account Debtor to a Obligor, to the extent of the Obligors’ collective liability to such Account Debtor;

(l)	that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

(m)	that is an obligation for which the total unpaid Accounts of the Account Debtor exceed 15% (or such other amount as determined by Agent in its discretion) of the aggregate of all gross Accounts as related to accounts receivable (excluding any inter-company accounts receivable), to the extent of such excess;

(n)	that is not paid within ninety (90) days from its invoice date,

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(o)	in respect an invoice, if greater than 50% of the amount of such invoice remains outstanding on the date that is sixty (60) days from its invoice date, such invoice shall not be an Eligible Accounts Receivable;

(p)	that is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(q)	that arises from any bill-and-hold or other sale of goods which remain in a Obligor’s possession or under a Obligor’s control;

(r)	as to which Agent’s interest therein is not a first priority perfected security interest and Lien,

(s)	to the extent that such Account exceeds any credit limit established by Agent in Agent’s discretion;

(t)	as to which any of Obligor’s representations or warranties pertaining to Accounts are untrue;

(u)	that represents interest payments, late or finance charges, or service charges owing to an Obligor;

(v)	with respect to which the Account Debtor is located in any state of the United States or province of Canada which requires the filing of a Notice of Business Activities Report or registration or licensing to carry on business or similar report, registration or licensing in order to permit an Obligor to seek judicial enforcement in such state of the United States or province of Canada of payment of such Account, unless such Obligor has qualified to do business in such state or has filed a Notice of Business Activities Report or registration or licensing to carry on business or equivalent report, registration or licensing for the then current year; or

(w)	that is not otherwise acceptable in the discretion of the Agent, provided, that Agent shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith discretion.

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